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                                                                      EXHIBIT 49

                            [ON PENNZOIL LETTERHEAD]

                                                               September 3, 1997


             To Our Shareholders From Pennzoil's Board of Directors

In July, we rejected an unsolicited offer from Union Pacific Resources Group
(UPR) to acquire Pennzoil Company. The reasons for our decision were set forth in the 14D-9 document subsequently mailed to you. Today, we want to reemphasize our conviction that the long-term values being created in Pennzoil Company far exceed the value of this offer. When all is said and done, our decision was all about value. AND PENNZOIL IS ALL ABOUT VALUE.

Before rejecting the UPR offer, we analyzed it carefully and compared it to the range of potential values that we expect to achieve under Pennzoil's strategic plan. From this perspective, our decision was easy. We believe that our strategic plan can deliver better long-term value to our shareholders and has far more upside potential than the UPR offer.

Some are quick to call rejections of unsolicited offers "anti-shareholder." In many cases, that may be true. However, our decision was distinctly pro-shareholder. As members of the Board of Directors, we are the stewards of Pennzoil's valuable resources. We know them well and know where the Company is headed. We are committed to delivering to you the value inherent in Pennzoil Company.

Shareholders rightfully demand performance that translates into shareholder value. So do we -- both as directors and shareholders ourselves. Our strategic plan has been delivering that value since it was implemented in 1995. We also have the responsibility to ensure that the values being created are realized by our shareholders, and not prematurely captured at an inadequate price by an opportunist looking to solve its own future valuation problems.

  /s/ James L. Pate             /s/ Ernest H. Cockrell   /s/ Brent Scowcroft

  /s/ Howard H. Baker, Jr.      /s/ Harry H. Cullen      /s/ Gerald Smith

  /s/ W. J. Bovaird             /s/ Alfonso Fanjul       /s/ Cyril Wagner, Jr.

  /s/ W.L. Lyons Brown, Jr.     /s/ Berdon Lawrence